EXHIBIT 10.1


              EMERGING TECHNOLOGIES INTERIM RELATIONSHIP AGREEMENT

This INTERIM RELATIONSHIP AGREEMENT (the "Agreement"), is entered into on the 31st day of March, 2005 ("Effective Date") by and between GTSI CORP., a Delaware corporation with its principal location at 3901 Stonecroft Boulevard, Chantilly, Virginia, 20151-1010, and all of its subsidiaries ("GTSI"), and AEGIS ASSESSMENTS, INC., a Delaware corporation doing business at 7975 N. Hayden Road, Suite D363, Scottsdale, AZ 85258 and all of its subsidiaries ("Vendor").

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Vendor and GTSI agree as follows:

1) RIGHT TO RESELL. During the term of this Agreement, Vendor grants to GTSI and GTSI accepts the non-exclusive right to resell the products listed in Exhibit A ("Products").

2)   VENDOR   WARRANTY.   Vendor   warrants   that  the  Products  will  perform
     substantially in accordance with the Documentation and other specifications published by Vendor.

3) REGULATORY COMPLIANCE. Vendor shall comply with the following Federal Acquisition Regulation (FAR) clauses: (i) 52.212-4 Contract Terms and
     Conditions - Commercial Items; (ii) 52.222-26, Equal Opportunity; (iii) 52.222-35, Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era; (iv) 52.222-36, Affirmative Action for Workers with Disabilities; (v) 52.225-1, Buy American Act -- Balance of Payments Program -- Supplies; (vi) 52.225-2, Buy American Act Balance of Payments Program Certificate; (vii) 52.225-5, Trade Agreements; (viii) 52.249-2, Termination for Convenience of the Government (Fixed-Price); and (ix) 52.249-8, Default (Fixed-Price Supply and Service). For purposes of this Agreement and any orders issued hereunder, the term "contract" shall mean this Agreement; the term "Contractor" shall mean Vendor; the term "Government" and "Contracting Officer" shall mean GTSI.

4) ORDER CANCELLATION. GTSI may cancel without penalty or cost any order for which the underlying order by a GTSI customer has been canceled prior to acceptance and GTSI may return for a full refund and without penalty any Products received by GTSI in connection with such order. GTSI will use its best efforts to notify Vendor as soon as possible upon cancellation of an order pursuant to this Paragraph 4.

5) DELIVERY SCHEDULE. In the event Vendor is unable to deliver GTSI's entire order according to the delivery schedule, GTSI may, at its sole option, (i) cancel the order without penalty, or (ii) accept partial delivery, in which event such delivery shall be separately invoiced and paid for. If GTSI accepts partial delivery, it may cancel the remainder of its order at any time at least five days prior to Vendor's shipment of the remaining portion.

6) PRICING. The prices for Products shall be sold for the term of this Agreement to GTSI at no higher price than the price set forth in Exhibit A hereto. The stated prices and discounts on Exhibit A shall be firm. In the event the parties agree to extend this Agreement beyond the initial term, the parties may renegotiate the prices set forth on Exhibit A under any extension granted, unless such renegotiation is waived by both parties in writing.



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7)   CONTROLLING  TERMS  AND  CONDITIONS.  The  terms  and  conditions  of  this
     Agreement shall apply to each order accepted or shipped by Vendor hereunder. Vendor agrees that any terms or conditions contained in any acknowledgment, invoice or other form issued by Vendor shall not be binding on GTSI to the extent that such terms and conditions are additional to or inconsistent with those contained in this Agreement, and no act of GTSI other than an express agreement in writing shall be deemed an acceptance of any such term or condition.

8) PAYMENT TERMS. Payment terms shall be net 45 days from receipt of Vendor's invoice.

9) INDEMNIFICATION; LIMITATION ON LIABILITY. Vendor shall, at its sole expense, indemnify, defend and hold harmless GTSI and its affiliates, shareholders, directors, officers, employees, contractors, agents and customers from any and all damages, losses, costs and claims based upon:
     (i) an allegation that any Product or portion thereof infringes or constitutes wrongful use of any patent, copyright, trademark, trade secret or other proprietary right of any third party; (ii) and/or any act or omission to act by Vendor or its subcontractors. Except for Vendor's indemnification obligations, neither party shall be liable to the other party for consequential, incidental, indirect or special damages, including but not limited to lost profits, even if such party has been apprised of the likelihood of such damages occurring.

10) TERM. This Agreement shall commence on the Effective Date and remain effective for a period of six months ("Initial Term"). After such six month period, the parties shall review the status of the Agreement and determine, , whether to extend the term for an additional six month period; provided, however, that if at such time, there is no discernable revenue or any forecasting of revenues, the relationship shall immediately terminate upon ten day written notice. However, after Vendor receives notice of GTSI's intent to terminate, should the Vendor desire to remain on a specific contract vehicle, Vendor agrees to pay GTSI the amount of $5,000.00 per quarter for two consecutive quarters for each specific contract vehicle. This fee shall be applied against GTSI's cost for the maintenance of the Vendor's products on GTSI's contract vehicle.

11) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without regards to the conflicts of law principles thereof.

GTSI CORP.                         VENDOR: AEGIS ASSESSMENTS, INC.

By:  Todd Leto                     By:  Richard Reincke

Print Name/Title:
Vice President, GTSI Corp.         Name/Title: Richard Reincke, President
Date:  April 4, 2005               Date:  March 31, 2005